Exhibit 5.2

HUNTON ANDREWS KURTH LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

TEL804 • 788 • 8200 FAX804 • 788 • 8218 FILE85106.000003

July 20, 2018

Vistra Energy Corp.

6555 Sierra Drive

Irving, Texas 75039

Registration Statement on Form S-4

for Exchange of Outstanding Notes for New Notes

to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as special Virginia counsel to Kincaid Generation, L.L.C. (“Virginia Guarantor”), a Virginia limited liability company, for the purpose of providing this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by Vistra Energy Corp., a Delaware corporation (the “Parent”), and the subsidiaries of the Parent listed in the Registration Statement, including the Virginia Guarantor (collectively, the “Subsidiary Guarantors”), on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register (i) up to $850,000,000 aggregate principal amount of the Parent’s 8.125% senior notes due 2026 (the “Exchange Notes”) and (ii) the guarantees of the Parent’s obligations under the Exchange Notes by the Subsidiary Guarantors (the “Exchange Guarantees”). The Exchange Notes and the Exchange Guarantees are to be issued in exchange (the “Exchange Offer”) for equal aggregate principal amounts of the Parent’s 8.125% senior notes due 2026 and the guarantees of the Parent’s obligations thereunder by the Subsidiary Guarantors, each of which were issued in reliance on exemptions from registration under the Securities Act for offers and sales of securities not involving public offerings. The terms of the Exchange Offer are described in the Registration Statement and the prospectus that forms a part thereof.

The Exchange Notes and the related Exchange Guarantees will be issued pursuant to the terms of the Indenture, dated August 21, 2017, by and among the Parent, as successor in interest to Dynegy Inc., a Delaware corporation, the guarantors thereto and Wilmington Trust, National Association, as trustee, as amended and supplemented by the First Supplemental Indenture, dated April 9, 2018, and the Second Supplemental Indenture, dated June 14, 2018 (collectively, the “Indenture”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

Vistra Energy Corp.

July 20, 2018

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including the following:

1.    an executed copy of the Indenture;

2.    the forms of global notes representing the Exchange Notes;

3.    an executed copy of the Registration Rights Agreement;

4.    an executed copy of the Merger Agreement;

5.    the Registration Statement;

6.    the Virginia Guarantor’s Amended and Restated Articles of Organization, as certified on May 26, 2015 by the SCC and as in effect on the date hereof;

7.    the Virginia Guarantor’s Second Amended and Restated Limited Liability Company Operating Agreement, as in effect on the date hereof;

8.    the resolutions of the Virginia Guarantor’s member adopted on July 20, 2018; and

9.    the certificate of fact for the Virginia Guarantor issued by the SCC on July 20, 2018.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties (other than the due authorization, execution and delivery of the documents referred to in opinion paragraph 2 below by the Virginia Guarantor) and the validity, binding effect and enforceability thereof on such parties.

As to factual matters, we have relied upon (i) the documents furnished to us by the Virginia Guarantor, (ii) the statements and representations of officers and representatives of the Virginia Guarantor, (iii) the corporate records provided to us by such officers or representatives and (iv) certificates and other documents obtained from public officials, without independent verification of their accuracy.

We express no opinion as to the law of any jurisdiction other than the laws of the Commonwealth of Virginia.

Vistra Energy Corp.

July 20, 2018

Based upon the foregoing, and such other documents and matters as we have deemed necessary to render the opinions set forth below, and subject to the limitations, assumptions and qualifications noted herein, we are of the opinion that:

1.    The Virginia Guarantor is a limited liability company validly existing under the laws of the Commonwealth of Virginia, with the entity power and authority to execute, deliver and perform its obligations under the Exchange Guarantees.

2.    The execution, delivery and issuance of the Exchange Guarantees by the Virginia Guarantor have been duly authorized.

We consent to the filing of this opinion letter with the Commission as Exhibit 5.2 to the Registration Statement and to the statement made in reference to this firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Virginia Guarantor, the Exchange Offer or the Exchange Guarantees. This opinion letter is rendered as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton Andrews Kurth LLP